UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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SUPERIOR INDUSTRIES INTERNATIONAL, INC.
(Name of Registrant as Specified in Its Charter)

GAMCO ASSET MANAGEMENT INC. MARIO J. GABELLI GLENN J. ANGIOLILLO PHILIP T. BLAZEK WALTER M. SCHENKER
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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GAMCO Asset Management Inc., together with the other participants named herein (collectively, “GAMCO”), has made a definitive filing with the Securities and Exchange Commission of a proxy statement and an accompanying BLUE proxy card to be used to solicit votes for the election of GAMCO’s slate of three highly-qualified director nominees to the Board of Directors of Superior Industries International, Inc., a California corporation (the “Company”), at the Company’s upcoming 2015 annual meeting of shareholders, or any other meeting of shareholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On April 17, 2015, GAMCO sent the following letter to stockholders:

Dear Fellow Shareholders:

On April 13, 2015 GAMCO Asset Management Inc. (“GAMCO”), beneficial owner of 12% of the outstanding stock of Superior Industries International, Inc. (“Superior” or the “Company”) (NYSE:SUP), filed a definitive proxy statement with the Securities and Exchange Commission in connection with its solicitation of proxies to elect Glenn J. Angiolillo, Philip T. Blazek and Walter M. Schenker to the Board of Directors at the Company’s 2015 Annual Meeting of Shareholders.  The 2015 Annual Meeting is scheduled to be held on May 5, 2015 in Southfield, Michigan.

GAMCO believes shareholder representatives are needed in Superior’s boardroom to help ensure that the best interests of the shareholders are the primary consideration in all decision-making, including the critical decisions relating to the allocation of capital.

GAMCO urges shareholders to vote the BLUE proxy card to elect its three highly qualified, experienced, independent nominees, who understand the drivers of shareholder value, have the experience to properly allocate capital and realize the importance of asking the analytical questions of Superior’s management.

NOW IS THE TIME FOR CHANGE AT SUPERIOR

Superior’s Recent Underperformance Speaks For Itself:  Superior’s financial results for its 2014 fiscal year are deeply disappointing.  Sales declined 6% or $44.2 million, to $745.4 million, with wheel shipments down 7%, despite broader production growth of 5% in the Company’s core North American light vehicle market.  EBITDA declined $13.4 million to $50.2 million, driven by lower unit shipments, costs associated with the closing of the Company’s manufacturing facility in Arkansas, the sales process of the Company’s two aircraft, and the impairment of an investment in an unconsolidated Indian subsidiary.  Even after adjusting for costs the Company considered to be “one-time” in nature, EBITDA still declined from $63.6 million to $55.8 million.

Superior’s shareholders deserve representatives in the boardroom right now who will explore ALL available options to capitalize on the production growth occurring in Superior’s North American light vehicle market and will examine open-mindedly ALL available alternatives to increase shareholder value.

Superior’s Stock Price Performance Is Going Sideways: Superior’s cumulative total return to shareholders (stock price appreciation plus dividends) during the previous five years has significantly underperformed the Dow Jones U.S. Total Market Index and the Dow Jones U.S. Auto Parts Index.

Source: Superior Industries International, Inc. 2014 10-K

Superior has failed to articulate a long-term strategy and targeted financial model. Coincidentally, the Company’s stock reflects investors’ lack of trust in the Company’s strategic direction, as evidenced by Superior’s stock price trading sideways for the last several years and only marginally above tangible book value.

Superior’s shareholders deserve representatives in the boardroom right now who will ask the difficult questions of management and truly focus on enhancing shareholder value.

“Pay for Non-Performance”: Compensation decisions at Superior, in our opinion, are not congruent with Superior’s performance.  Total compensation for the Company’s non-employee directors more than doubled to $1.19 million in 2014 versus $582,000 in 2013. On an individual basis, base cash compensation was increased to $50,000 from $42,000, while stock consideration more than doubled, both from a dollar value and share basis (stock compensation via restricted stock awards (RSA’s) of 2,000 shares increased to 5,000).  At the same time, the Board chose to lower the bar by which management was to be judged, decreasing the EBITDA target for the CEO Annual Incentive Bonus Plan to $55,760,000 from $65,772,000 in 2013. These increases in awards were approved by the Board despite both operating and share performance that was flat to down for the year against the backdrop of another year of increasing North American auto production.

Superior’s shareholders deserve representatives in the boardroom right now who will bring Superior to a true “pay for performance” compensation philosophy.

Superior’s Mexico Plant: Despite low returns on capital, the Company still invested $40 million of shareholder capital, or $1.50 per share, in 2015 to expand the Mexico facility before generating returns.

With the opening of the Mexico plant, Superior’s shareholders deserve representatives in the boardroom right now who will ensure that the investment of shareholders’ capital in the new plant provides returns to ALL shareholders.

GAMCO’s Efforts to Find Constructive Solution: Over 30 days after GAMCO provided the Company with notice of its intent to nominate Mr. Angiolillo, Mr. Blazek and Mr. Schenker for election at the Annual Meeting, representatives of Superior finally reached out to representatives of GAMCO requesting our nominees be interviewed and fill out the Company’s directors & officers questionnaire. GAMCO responded to Superior that same day welcoming the opportunity for Superior’s Nominating and Corporate Governance Committee to speak with our nominees. GAMCO also indicated that it was amenable to Superior’s request for its nominees to answer a directors & officers questionnaire, even though not a requirement for nomination. All three of GAMCO’s nominees provided completed questionnaires to Superior prior to the Company’s self-imposed deadline. Superior then proceeded to provide unreasonable deadlines (demanding such interviews take place within a three-day span just days before Superior planned on filing its preliminary proxy statement disclosing its slate of directors) and requirements (including no interviews by phone or other electronic means of communication) for the interviews.  It is clear to us that Superior was neither acting in good faith nor seriously considering our nominees.

Superior’s shareholders deserve representatives in the boardroom who are truly committed to shareholder rights and will place the best interests of shareholders above all.  The incumbents’ actions seem to indicate a Board more focused on self-preservation than on openly considering highly qualified director candidates who will work to increase value for shareholders.

New Management Team: Superior repeatedly notes in its public disclosure that it has put a new management team in place.  As detailed in this letter and GAMCO’s proxy filings, we believe that the Board is the issue - not the new management team. The new management team has not done much to be properly evaluated at this time.

If elected, GAMCO’s nominees will work hard to help the new management team put forth a solid long-term strategic plan.  We believe that the new management team will benefit greatly from the oversight of a Board that includes fresh voices representing ALL shareholders.

Superior’s Board Needs More Than Manufacturing Experience: A strong board is a well balanced board that is able to draw on the experience, insight, knowledge, skills and ideas of all of its members. GAMCO is NOT attempting to take control of the board; GAMCO is attempting to add individuals, highly skilled in their respective fields with vast knowledge of capital allocation, to complement the skill sets of the current directors and their manufacturing experience.

Superior’s Board urgently needs breadth of capital allocation and other non-manufacturing expertise and “out-of-the-box” thinking to enhance shareholder value.

GAMCO’S THREE NOMINEES HAVE THE EXPERIENCE, QUALIFICATIONS AND OBJECTIVITY NEEDED TO FULLY EXPLORE AVAILABLE OPPORTUNITIES TO ENHANCE VALUE FOR SHAREHOLDERS

GAMCO’s Nominees:

Glenn J. Angiolillo.  Mr. Angiolillo has significant investment and consulting experience as well as legal expertise in the areas of commercial and corporate law.  In addition, Mr. Angiolillo has extensive experience serving as a director on the board of several public companies.  GAMCO believes that the Board will benefit greatly from Mr. Angiolillo’s impressive and varied background.

Philip T. Blazek.  Mr. Blazek has vast financial, strategic and investment experience working with companies in a wide range of industries.  He has a proven record of reliable stewardship of investors' capital.  In addition, Mr. Blazek has worked extensively with small cap public company managements and boards to drive accountability and shareholder value and to position such companies to perform well in the public markets.  These activities included long-term strategic roadmaps and transformations, capital allocation, mergers & acquisitions, strategic value drivers, corporate governance, alignment of compensation incentives, financial analytics and benchmarking, new business development, and business model optimizations.

Walter M. Schenker.  Mr. Schenker has extensive investment expertise built over more than 40 years of experience in the investment business.  Mr. Schenker brings deep knowledge of many aspects of public company investing including accounting, financial reporting, capital allocation, strategic transactions and investor relations.  Further, Mr. Schenker has followed the automotive parts industry since the mid-1970’s and is the author of over 200 pieces of published research on the industry.  GAMCO believes that the Board will greatly benefit from Mr. Schenker’s public company investment experience and that his addition will help the Board surface shareholder value.

SUPPORT GAMCO’S HIGHLY QUALIFIED, EXPERIENCED, INDEPENDENT NOMINEES BY VOTING THE BLUE PROXY CARD TODAY